Exhibit 99.1

Tessco Reports Third-Quarter 2018 Financial Results

Quarterly Revenues of $146 million

Earnings Per Share Increase to $0.19

Quarterly Dividend of $0.20 Per Share Continued

HUNT VALLEY, MD, January 23, 2018—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS), today reported financial results for its third quarter of fiscal 2018, ended December 24, 2017.

Third-Quarter Highlights:

•	Revenue of $146.3 million
•	Revenue growth in government, value-added reseller and private system operator markets
•	Overall expense management contributed to operating margin of 1.5%, compared with 1.4% in the third quarter of fiscal 2017
•	Recorded benefit from new federal tax law of approximately $0.3 million
•	$0.19 EPS and $0.38 EBITDA per diluted share*
•	Company expects a profitable fourth quarter for the first time in three years, with year-over-year double-digit fourth-quarter revenue growth
•	Declared quarterly dividend of $0.20 per share

	Third Quarter FY 2018	Third Quarter FY 2017	Second Quarter FY 2018
Revenue	$146.3M	$147.2M	$145.1M
Earnings per diluted share	$0.19	$0.15	$0.21
EBITDA per diluted share*	$0.38	$0.38	$0.51
Operating margin	1.5%	1.4%	2.2%
Cash balance	$0.0M	$8.4M	$0.2M
Line of credit balance outstanding	$5.9M	$0.0M	$13.3M

* EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Non-GAAP financial measures indicated by an asterisk (*) either in the above chart or in the text of this press release are so indicated as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Third-Quarter Revenue by Market:

	Year over Year Q3 FY 2018 vs. Q3 FY 2017	Sequential Q3 FY 2018 vs. Q2 FY 2018
Public Carrier	(12%)	(17%)
Value-Added Resellers	8%	(4%)
Government	29%	(3%)
Private System Operators	8%	3%
Retail	(8%)	15%
Total	(1%)	1%

“We executed well on our strategic initiatives during the third quarter, putting us on pace to finish the year with revenue growth and a significant increase in profitability,” said Murray Wright, President and Chief Executive Officer. “On the top line, sales were slightly down primarily due to the timing of orders in the carrier ecosystem.  We expect this decline will be more than offset by increased sales in the fourth quarter, as the pipeline for this market is very strong.  Outside of the carrier market, sales were up in the government, value-added reseller and private system operator markets. Our bottom-line growth was a direct result of improved operating leverage due to our successful productivity enhancements, as well as a lower effective tax rate resulting from the new tax law.

“As we approach the finish of the 2018 fiscal year, we are confident we will continue to execute our strategic plan,” Wright continued. “We are focused on balancing the implementation of our go-to-market strategy with improved operating efficiency. Our emphasis on improving the customer experience is generating increased opportunities. We are leveraging a strong value proposition, and we expect double-digit, year-over-year revenue growth in our fourth quarter. Unlike the previous two fourth quarters, we expect positive bottom-line earnings.”

Third-Quarter Fiscal 2018 Financial Results

For the fiscal 2018 third quarter, revenues totaled $146.3 million, compared with $147.2 million for the third quarter of fiscal 2017. Increases in sales to the Company’s government, value-added reseller and private system operator markets were offset by year-over-year declines in sales to the public carrier and retail markets.

Gross profit was $29.6 million for the third quarter of fiscal 2018, compared with $30.0 million for the same quarter of fiscal 2017. The slight decline in third quarter gross profit year over year was primarily the result of the decline in total sales. Gross margin was 20.2% of revenue for the third quarter of fiscal 2018, compared with 20.4% for last year’s third quarter.

As a result of the Company’s ongoing expense control initiatives and productivity enhancements, selling, general and administrative (SG&A) expenses decreased by $0.4 million to $27.4 million for the third quarter of fiscal 2018, from $27.9 million in the same quarter of the prior year.

Primarily as a result of the new tax law, the Company’s provision for income taxes declined from $0.8 million in last year’s third quarter to $0.5 million in this year’s third quarter.

Net income and earnings per share (EPS) were $1.6 million and $0.19, respectively, for the third quarter of fiscal 2018, compared with net income and EPS of $1.2 million and $0.15, respectively, for the prior-year third quarter.

Year to date, net income and earnings per shares were $4.0 million and $0.48, respectively, compared to $2.3 million and $0.28 in the same period of fiscal 2017.  Revenue and gross profit increased 5% and 3%, respectively, over the same period.

Balance Sheet and Cash Flows

As of December 24, 2017, the outstanding balance on the Company’s line of credit was $5.9 million. Cash flow used in operations was $7.3 million during the first nine months of the 2018 fiscal year, primarily due to increases in inventory and accounts receivable. Inventory increased by $2.5 million during the first nine months of the fiscal year to $66.5 million as of December 24, 2017. Trade accounts receivable increased $20.3 million in the first nine months of the year to $85.0 million. During the third quarter, inventory and trade accounts receivable both decreased sequentially, resulting in cash provided by operations for the quarter of $9.5 million. The Company expects inventory and the balance on its line of credit to grow during the fourth quarter as it continues to implement new strategic programs with significant carrier customers while also building inventory for the spring building season.

Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.20 per common share payable on February 28, 2018 to common stockholders of record on February 14, 2018. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

The Company currently anticipates double-digit year-over-year revenue growth and to be profitable in its fiscal 2018 fourth quarter.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Third-Quarter Fiscal 2018 Conference Call

Management will host a conference call to discuss third quarter 2018 results tomorrow, Wednesday, January 24, 2018 at 8:30 a.m. ET. To participate in the conference call, please call: 855-319-5921 (domestic call-in) or 503-343-6034 (international call-in) and reference code #6563009.

A live webcast of the conference call will be available on the Events page of the Company’s website. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 11:30 a.m. ET on January 24, 2018 until 11:59 p.m. ET on January 31, 2018 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #6563009. An archived replay of the conference call will also be available on the Company's website.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization.  EBITDA per diluted share is defined as EBITDA divided by Tessco’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. Neither EBITDA nor EBITDA per diluted share is a recognized term under GAAP, and EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, neither EBITDA nor EBITDA per diluted share is intended to be a measure of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies Incorporated (NASDAQ: TESS) is a value-added technology distributor, manufacturer and solutions provider. Tessco was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions and customer service and supports customers in the public and private sector. Tessco supplies more than 50,000 products from 400 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things, wireless backhaul and more. Tessco is a single source for outstanding customer experience, expert knowledge and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following:  termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large  wireless services carriers and others within the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; negative or adverse economic conditions, including those adversely  affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers;  our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 24, 2017	December 25, 2016	September 24, 2017	December 24, 2017	December 25, 2016

Revenues	$146,260,300	$147,198,400	$145,083,500	$431,354,600	$410,692,200
Cost of goods sold	116,660,500	117,229,800	115,160,400	342,664,900	324,862,000
Gross profit	29,599,800	29,968,600	29,923,100	88,689,700	85,830,200
Selling, general and administrative expenses	27,413,200	27,860,700	26,674,400	81,969,100	81,525,900
Income from operations	2,186,600	2,107,900	3,248,700	6,720,600	4,304,300
Interest, net	114,500	37,100	156,500	339,600	65,700
Income before provision for income taxes	2,072,100	2,070,800	3,092,200	6,381,000	4,238,600
Provision for income taxes	501,900	843,100	1,318,300	2,354,000	1,936,200
Net income	$1,570,200	$1,227,700	$1,773,900	$4,027,000	$2,302,400

Basic earnings per share	$0.19	$0.15	$0.21	$0.48	$0.28
Diluted earnings per share	$0.19	$0.15	$0.21	$0.48	$0.28

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	December 24, 2017	March 26, 2017
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$42,400	$8,540,100
Trade accounts receivable, net	85,036,300	64,778,900
Product inventory	66,500,600	63,984,300
Prepaid expenses and other current assets	4,544,100	3,864,100
Total current assets	156,123,400	141,167,400

Property and equipment, net	12,976,000	13,830,900
Goodwill, net	11,677,700	11,677,700
Other long-term assets	7,192,000	7,304,500
Total assets	$187,969,100	$173,980,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$62,383,300	$53,581,400
Payroll, benefits and taxes	6,141,500	6,772,100
Income and sales tax liabilities	2,389,600	1,364,700
Accrued expenses and other current liabilities	1,074,200	2,228,200
Revolving line of credit	5,937,100	-
Current portion of long-term debt	26,900	26,500
Total current liabilities	77,952,600	63,972,900

Deferred tax liabilities	344,500	386,800
Long-term debt, net of current portion	9,400	29,800
Other long-term liabilities	1,541,800	1,574,700
Total liabilities	79,848,300	65,964,200

Shareholders’ Equity:
Preferred stock	-	-
Common stock	98,900	98,400
Additional paid-in capital	60,170,800	59,006,000
Treasury stock, at cost	(57,503,000)	(57,437,600)
Retained earnings	105,354,100	106,349,500
Total shareholders’ equity	108,120,800	108,016,300

Total liabilities and shareholder’s equity	$187,969,100	$173,980,500

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 24, 2017	December 25, 2016	September 24, 2017	December 24, 2017	December 25, 2016

Net Income as reported	$1,570,200	$1,227,700	$1,773,900	$4,027,000	$2,302,400
Add:
Provision for income taxes	501,900	843,100	1,318,300	2,354,000	1,936,200
Interest, net	114,500	37,100	156,500	339,600	65,700
Depreciation and amortization	999,700	1,085,600	1,041,400	3,030,700	3,361,200
EBITDA	$3,186,300	$3,193,500	$4,290,100	$9,751,300	$7,665,500
Add:
Stock based compensation	243,500	98,700	254,300	745,400	291,100
EBITDA, adjusted	$3,429,800	$3,292,200	$4,544,400	$10,496,700	$7,956,600

EBITDA per diluted share	$0.38	$0.38	$0.51	$1.16	$0.92
Adjusted EBITDA per diluted share	$0.41	$0.39	$0.54	$1.25	$0.96

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 24, 2017			Three Months Ended December 25, 2016			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$22,721	$-	$22,721	$25,851	$-	$25,851	(12.1%)	-	(12.1%)
Government	10,680	-	10,680	8,250	-	8,250	29.5%	-	29.5%
Private System Operators	24,844	-	24,844	22,927	-	22,927	8.4%	-	8.4%
Value-Added Resellers	33,557	-	33,557	31,069	-	31,069	8.0%	-	8.0%
Retail	-	54,458	54,458	-	59,101	59,101	-	(7.9%)	(7.9%)
Total revenues	$91,802	$54,458	$146,260	$88,097	$59,101	$147,198	4.2%	(7.9%)	(0.6%)

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$3,178	$-	$3,178	$4,070	$-	$4,070	(21.9%)	-	(21.9%)
Government	2,256	-	2,256	1,843	-	1,843	22.4%	-	22.4%
Private System Operators	5,305	-	5,305	4,902	-	4,902	8.2%	-	8.2%
Value-Added Resellers	8,512	-	8,512	8,712	-	8,712	(2.3%)	-	(2.3%)
Retail	-	10,349	10,349	-	10,442	10,442	-	(0.9%)	(0.9%)
Total gross profit	$19,251	$10,349	$29,600	$19,527	$10,442	$29,969	(1.4%)	(0.9%)	(1.2%)
% of revenues	21.0%	19.0%	20.2%	22.2%	17.7%	20.4%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 24, 2017	Three Months Ended December 25, 2016	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$57,282	$52,193	9.8%
Network Systems	24,024	25,242	(4.8%)
Installation, Test and Maintenance	9,255	9,633	(3.9%)
Mobile Device Accessories	55,699	60,130	(7.4%)
Total revenues	$146,260	$147,198	(0.6%)

Product Gross Profit
Base Station Infrastructure	$13,280	$13,857	(4.2%)
Network Systems	3,420	3,186	7.3%
Installation, Test and Maintenance	1,759	1,594	10.4%
Mobile Device Accessories	11,141	11,332	(1.7%)
Total gross profit	$29,600	$29,969	(1.2%)
% of revenues	20.2%	20.4%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 24, 2017			Three Months Ended September 24, 2017			Growth Rates Compared to Prior Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$22,721	$-	$22,721	$27,423	$-	$27,423	(17.1%)	-	(17.1%)
Government	10,680	-	10,680	11,025	-	11,025	(3.1%)	-	(3.1%)
Private System Operators	24,844	-	24,844	24,207	-	24,207	2.6%	-	2.6%
Value-Added Resellers	33,557	-	33,557	34,951	-	34,951	(4.0%)	-	(4.0%)
Retail	-	54,458	54,458	-	47,478	47,478	-	14.7%	14.7%
Total revenues	$91,802	$54,458	$146,260	$97,606	$47,478	$145,084	(5.9%)	14.7%	0.8%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$3,178	$-	$3,178	$3,777	$-	$3,777	(15.9%)	-	(15.9%)
Government	2,256	-	2,256	2,412	-	2,412	(6.5%)	-	(6.5%)
Private System Operators	5,305	-	5,305	5,054	-	5,054	5.0%	-	5.0%
Value-Added Resellers	8,512	-	8,512	8,942	-	8,942	(4.8%)	-	(4.8%)
Retail	-	10,349	10,349	-	9,738	9,738	-	6.3%	6.3%
Total gross profit	$19,251	$10,349	$29,600	$20,185	$9,738	$29,923	(4.6%)	6.3%	(1.1%)
% of revenues	21.0%	19.0%	20.2%	20.7%	20.5%	20.6%

6
TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 24, 2017	Three Months Ended September 24, 2017	Growth Rates Compared to Prior Period

Product Revenues
Base Station Infrastructure	$57,282	$59,448	(3.6%)
Network Systems	24,024	29,180	(17.7%)
Installation, Test and Maintenance	9,255	7,679	20.5%
Mobile Device Accessories	55,699	48,777	14.2%
Total revenues	$146,260	$145,084	0.8%

Product Gross Profit
Base Station Infrastructure	$13,280	$14,086	(5.7%)
Network Systems	3,420	3,921	(12.8%)
Installation, Test and Maintenance	1,759	1,433	22.7%
Mobile Device Accessories	11,141	10,483	6.3%
Total gross profit	$29,600	$29,923	(1.1%)
% of revenues	20.2%	20.6%

3
TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Nine Months Ended December 24, 2017			Nine Months Ended December 25, 2016			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$76,742	$-	$76,742	$60,961	$-	$60,961	25.9%	-	25.9%
Government	30,150	-	30,150	27,092	-	27,092	11.3%	-	11.3%
Private System Operators	70,093	-	70,093	64,222	-	64,222	9.1%	-	9.1%
Value-Added Resellers	103,548	-	103,548	98,769	-	98,769	4.8%	-	4.8%
Retail	-	150,822	150,822	-	159,648	159,648	-	(5.5%)	(5.5%)
Total revenues	$280,533	$150,822	$431,355	$251,044	$159,648	$410,692	11.7%	(5.5%)	5.0%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$11,083	-	11,083	$10,323	$-	$10,323	7.4%	-	7.4%
Government	6,672	-	6,672	6,075	-	6,075	9.8%	-	9.8%
Private System Operators	14,966	-	14,966	14,081	-	14,081	6.3%	-	6.3%
Value-Added Resellers	26,415	-	26,415	27,218	-	27,218	(3.0%)	-	(3.0%)
Retail	-	29,554	29,554	-	28,134	28,134	-	5.0%	5.0%
Total gross profit	$59,136	29,554	$88,690	$57,697	$28,134	$85,831	2.5%	5.0%	3.3%
% of revenues	21.1%	19.6%	20.6%	23.0%	17.6%	20.9%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Nine Months Ended December 24, 2017	Nine Months Ended December 25, 2016	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$175,800	$157,090	11.9%
Network Systems	77,041	65,133	18.3%
Installation, Test and Maintenance	23,927	25,269	(5.3%)
Mobile Device Accessories	154,587	163,200	(5.3%)
Total revenues	$431,355	$410,692	5.0%

Product Gross Profit
Base Station Infrastructure	$41,423	$40,738	1.7%
Network Systems	11,170	9,505	17.5%
Installation, Test and Maintenance	4,611	4,538	1.6%
Mobile Device Accessories	31,486	31,050	1.4%
Total gross profit	$88,690	$85,831	3.3%
% of revenues	20.6%	20.9%